EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Friday, January 23, 2004

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

C&F Financial Corporation Announces

Record Earnings for 2003

West Point, VA — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank (the Bank), reported record net income of $12,919,000, or $3.42 per diluted share, for the year ended December 31, 2003. For 2003, net income increased 32.3% and diluted earnings per share increased 28.1% over net income and diluted earnings per share, respectively, for the year ended December 31, 2002. The increase in net income for 2003 resulted primarily from an increase in the earnings of the Mortgage Banking segment and the full-year earnings of the Consumer Finance segment, which was acquired September 1, 2002.

Net income for the quarter ended December 31, 2003 was $2,746,000 and diluted earnings per share were $.72. For the fourth quarter of 2003, net income decreased 7.2% and diluted earnings per share decreased 8.9% as compared to the fourth quarter of 2002. The decrease in net income for the fourth quarter of 2003 resulted primarily from a decrease in the earnings of the Mortgage Banking segment.

Earnings for the Mortgage Banking segment increased approximately $1,992,000 to $5,844,000 for the year ended December 31, 2003, and decreased approximately $146,000 to $1,095,000 for the three months ended December 31, 2003. The increase in annual earnings was primarily attributable to the strong demand for mortgage loans. As mortgage rates began to increase in the third quarter, the Mortgage Banking segment experienced a decline in the number of applications for home purchase and refinance loans, which resulted in a decrease in originations and sales of loans during the fourth quarter of 2003. Management expects that future earnings for the Mortgage Banking segment will

C&F FINANCIAL CORPORATION

Friday, January 23, 2004

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

be affected by changes in interest rates and new and resale home sales and loan refinancings.

On September 1, 2002, the Bank purchased Moore Loans, Inc. Moore Loans is a leading regional finance company providing automobile loans in Richmond, Roanoke and Hampton Roads, Virginia and portions of eastern Tennessee. Earnings for the Consumer Finance segment, consisting solely of Moore Loans, were $2,163,000 for the year ended December 31, 2003, compared to earnings from September 1, 2002 (the date of acquisition) through December 31, 2002 of $752,000. Earnings for the Consumer Finance segment were $550,000 for the fourth quarter of 2003, compared to $538,000 for the fourth quarter of 2002.

Earnings for the Retail Banking segment decreased approximately $234,000 to $4,623,000 for the year ended December 31, 2003 and decreased $59,000 to $1,040,000 for the fourth quarter of 2003. The decline in the Retail Banking segment’s 2003 earnings for the full year and the fourth quarter primarily resulted from the net interest margin compression that began in the second quarter of 2003, the initial costs associated with the expansion of the Retail Banking segment into the Peninsula and Hanover markets of Virginia, and an increase in operations and administrative personnel, coupled with higher employee benefits expense, which were attributable to continued growth and higher pension and health care costs, respectively. The net interest margin compression for the year and quarter ended December 31, 2003 was attributable to strong deposit growth exceeding loan demand and calls of investment securities in the low rate environment, which resulted in excess funds in lower-yielding accounts.

President and CEO, Larry Dillon stated, “2003 was an exciting year for our Company. We experienced record earnings led by the Mortgage Banking

C&F FINANCIAL CORPORATION

Friday, January 23, 2004

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

segment, expansion of our Mortgage and Retail Banking operations into a number of new markets and the full integration of our Consumer Finance segment. Our dividend payout increased 25% from $.16 per share to $.20 per share.

While interest rate volatility affected our fourth quarter earnings and will likely continue to affect demand for home mortgage loans at our Mortgage Banking segment and short-term interest rate compression at our Retail Banking segment, we believe the investments we have made during 2002 and 2003 will enhance our long-term profitability and shareholder value. For 2004, we will open our branch in Newport News, Virginia next week and will be considering other branch locations in this market. Our Mortgage Banking segment continues to seek opportunities for new branch locations and has begun offering a number of new products in cooperation with the Retail Banking segment. The Consumer Finance segment will begin operations in the northern portion of Virginia in the first quarter and has begun updating its technology in order to enhance its dealer relationships and improve operational efficiencies.”

The Corporation’s return on average equity (ROE) and return on average assets (ROA) were 21.32% and 2.35%, respectively, for the year ended December 31, 2003 compared to 19.62% and 2.19%, respectively, for the year ended December 31, 2002. Annualized ROE and annualized ROA were 17.20% and 1.92%, respectively, for the quarter ended December 31, 2003 compared to 21.72% and 2.24%, respectively, for the quarter ended December 31, 2002.

C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $42.11 per share on Thursday, January 22, 2004. At December 31, 2003, the book value of the stock was $18.10 per share. The Corporation paid a cash dividend of $.18 per share during the fourth quarter of 2003 and paid a cash dividend of $.20 per

C&F FINANCIAL CORPORATION

Friday, January 23, 2004

Contact:	Tom Cherry, Senior Vice President & CFO (804) 843-2360

share on January 1, 2004. The Corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates fourteen retail bank branches located throughout the Peninsula to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The Corporation provides mortgage, title and appraisal services through C&F Mortgage Corporation’s eleven offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Virginia.

The statements contained in this press release that are not historical facts constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, demand for residential mortgage loans, legislative/regulatory requirements, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	12/31/03	12/31/02	12/31/01
Investment securities — available for sale at fair value	$103,050	$60,629	$53,953
Loans held for sale	29,733	107,227	69,263
Loans, net	350,170	328,634	246,112
Federal Home Loan Bank stock	2,072	2,760	1,595
Total assets	573,546	551,922	404,076
Deposits	427,635	383,533	323,913
Borrowings	67,734	94,479	27,204
Shareholders’ equity	65,384	56,233	44,743

Statements of Income

	For The Quarter Ended		For The Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Interest income	$9,502	$10,021	$38,671	$30,620
Interest expense	2,008	2,553	8,828	9,184
Provision for loan losses[1]	862	651	3,167	1,141
Other operating income:
Gain on sale of loans	4,432	4,562	20,584	13,929
Other	1,959	2,117	8,734	7,524
Other operating expenses:
Salaries and employee benefits	5,759	5,701	24,410	18,036
Other	3,266	3,469	12,338	9,810
Income tax expense	1,252	1,368	6,327	4,137
Net income	2,746	2,958	12,919	9,765
Earnings per common share — assuming dilution	.72	.79	3.42	2.67
Earnings per common share — basic	.76	.81	3.58	2.73
Interest income on a taxable-equivalent basis	9,816	10,374	39,960	31,991

Segment Information

	For The Quarter Ended		For The Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Net income — retail banking	$1,040	$1,099	$4,623	$4,857
Net income — mortgage banking	1,095	1,241	5,844	3,852
Net income — consumer finance	550	538	2,163	752
Net income — other	61	80	289	304
Mortgage loan originations — mortgage banking	182,800	279,643	1,083,414	782,972
Mortgage loans sold — mortgage banking	223,492	248,210	1,160,907	745,008

C&F Financial Corporation

Selected Data and Ratios

	For The Quarter Ended		For The Twelve Months Ended

	12/31/03	12/31/02	12/31/03	12/31/02
Book value per share	$18.10	$15.41	$18.10	$15.41
Dividends per share	$.20	$.16	$.72	$.62
Annualized return on average assets*	1.92%	2.24%	2.35%	2.19%
Annualized return on average equity*	17.20%	21.72%	21.32%	19.62%
Net interest margin (fully taxable basis)[2]	5.94%	6.38%	6.14%	5.50%

*	Includes a non-recurring insurance benefit of $277,000 received in the second quarter of 2002

Average Balances

	For The Quarter Ended		For The Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Securities	$60,843	$60,500	$58,295	$59,653
Loans	398,158	425,920	422,237	334,336
Fed funds sold/ interest bearing deposits at other banks	65,874	3,646	26,221	20,492
Total earning assets	524,875	490,066	506,753	414,481
Time, checking and savings deposits	358,290	321,012	342,820	304,434
Borrowings	72,746	80,809	75,342	34,215
Total interest bearing liabilities	431,036	401,821	418,162	338,649
Demand deposits	64,118	52,114	54,920	45,246
Shareholders’ equity	63,872	54,466	60,592	49,766

Capital Ratios

	12/31/03	12/31/02	12/31/01
Total Capital (to Risk-Weighted Assets)
Corporation	13.7%	12.5%	14.4%
Bank	12.3	11.8	12.3
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	12.4	10.4	13.3
Bank	11.0	9.7	11.1
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.6	8.8	10.8
Bank	8.5	8.3	9.0

C&F Financial Corporation

Asset Quality

	12/31/03	12/31/02	12/31/01
Retail and Mortgage Banking Segments*
Non-accrual loans	$1,993	$1,656	$1,026
Real estate owned	8	703	—

Total non-performing assets	$2,001	$2,359	$1,026
Accruing loans past due for 90 days or more	$1,092	$69	$913
Allowance for loan losses	$4,256	$3,765	$3,684
Non-performing assets to loans and real estate owned	.72%	.88%	.41%
Allowance for loan losses to loans and real estate owned	1.53	1.40	1.47
Allowance for loan losses to non-performing assets	212.69	159.60	359.06

*	Loans excludes consumer finance loans at Moore Loans.

	12/31/03	12/31/02	12/30/01
Consumer Finance Segment
Non-accrual loans	$1,149	$688	$—
Accruing loans past due for 90 days or more	233	293	—
Allowance for loan losses	4,401	2,957	—
Dealer reserves	2,119	2,071	—
Non-accrual consumer finance loans to total consumer finance loans	1.44%	1.02%	—
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	567.45%	730.81%	—
Allowance for loan losses to total consumer finance loans	5.52%	4.40%	—
Dealer reserves to total consumer finance loans	2.66	3.08	—

Allowance for loan losses and dealer reserves to total consumer finance loans	8.18%	7.48%	—

Other Data and Ratios

	As Of And For The Twelve Months Ended
	12/31/03	12/31/02
Shares repurchased	80,000	—
Average price of repurchased shares	$28.13	—
Weighted average shares outstanding — diluted	3,781,843	3,652,668
Weighted average shares outstanding — basic	3,610,531	3,571,057
Market value per share at period end	$39.70	$24.65
Price to book value ratio at period end	2.19	1.60
Price to earnings ratio at period end	11.61	9.23

C&F Financial Corporation

Notes to Selected Financial Data

[1]	Included in the provision for loan losses is $787,000 and $450,000 for the quarter ended 12/31/03 and 12/31/02, respectively, and $2,642,000 and $641,000 for the twelve months ended 12/31/03 and 12/31/02, respectively, attributable to Moore Loans.
[2]	The increase in net interest margin for the twelve months ended December 31, 2003 is largely a result of the purchase of Moore Loans on September 1, 2002. The average yield on loans at Moore Loans for the twelve months ended 12/31/03 was 16.63%.

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